Exhibit 4.75

PRIME ACQUISITION CORP.

No. 322, Zhongshan East Road

Shijianhuang

Hebei Province, 050011

December 17, 2014

Prime Luxembourgh S.A.R.L.

5, rue Eugene Ruppers

L-2453 Luxemburg

Francesco Rotondi

c/o LabLaw Studio Legale

Corso Europa, 22

Milan, Italy 20122

Luca Massimo Failla

c/o LabLaw Studio Legale

Corso Europa, 22

Milan, Italy 20122

Giuseppe Pantaleo

c/o LabLaw Studio Legale

Corso Europa, 22

Milan, Italy 20122

Re:       Termination of Transaction Value Agreement

Dear Sir or Madam:

Reference is made to the Transaction Value Agreement dated September 30, 2013 (the “Agreement”) by and among Prime Acquisition Corp. (the “Company”), Prime Luxembourg S.A.R.L., Francesco Rotondi, Luca Massimo Failla and Giuseppe Pantaleo. Capitalized terms used in the Agreement but not defined herein shall have the same meaning as in the Agreement.

As we have discussed, we would all like to terminate the Agreement.

Therefore, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of us, by signing below, we each agree to terminate the Agreement effective as of the date hereof (the “Termination Date”) and the Agreement is of no further force or effect as of the date hereof.

Very truly yours,

PRIME ACQUISITION CORP.

By: /s/ William Yu

Name: William Yu

Title: Interim CEO

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By signing below, each of us agrees to the termination of the Agreement.

PRIME LUXEMBOURG S.A.R.L.

By: /s/ William Yu

Name: William Yu

Title: Class A Manager

By: /s/ Richard Brekelmans

Name: Richard Brekelmans

Title: Class B Manager

/s/ Francesco Rotondi

Francesco Rotondi

/s/ Luca Massimo Failla

Luca Massimo Failla

/s/ Giuseppe Pantaleo

Giuseppe Pantaleo

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TRANSACTION VALUE AGREEMENT

THIS TRANSACTION VALUE AGREEMENT (this "Agreement") is dated as of 30 September, 2013, by and among the persons set forth on the signature page to this Agreement (the "Holders"), Prime Acquisition Corp., a Cayman Islands company (the "Company"), and Prime BHN Luxembourg S.ar.I., a Luxembourg company ("LuxCo"). Capitalized terms used and not otherwise defined herein that are defined in the Stock Purchase Agreements (as defined below) will have the meanings given such terms in the Stock Purchase Agreements.

BACKGROUND

A.	The Company, LuxCo and the Holders entered into that certain Stock Purchase Agreement dated 22 June, 2013, as amended (the "Nova Stock Purchase Agreement"), by and among Prime, LuxCo, BHN LLC, a limited liability company, Nova S.r.L, an Italian limited liability company ("Nova"), and the Holders, and that certain Stock Purchase Agreement dated 22 June, 2013 as amended (the "Seba Stock Purchase Agreement" and together with the Nova Stock Purchase Agreement, the "Stock Purchase Agreements"), by and among Prime, LuxCo, BHN LLC, a limited liability company, Seba S.r.l., an Italian limited liability company ("Seba" and together with Nova, the "Targets"), and the Holders. Prior to the consummation of the transactions contemplated by the Stock Purchase Agreements, the Holders owned all of the issued and outstanding securities of the Targets. Pursuant to the Stock Purchase Agreements, the Company acquired all of the outstanding securities of Targets in exchange for shares of the Company.

B.	The Holders have appointed Francesco Rotondi as their representative pursuant to the provisions of Section 13.15 of the Stock Purchase Agreement (the "Holders' Representative").

C.	This Agreement is being entered into pursuant to Section 9.2(1) of the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party's obligations number of additional shares (the "Make-Whole Shares") of Parent's Common Stock equal to (x)(l) $10.00 minus the Average Sales Price (the "Shortfall"), multiplied by (2) the number of Agreement Shares sold in public market transactions, divided by (y) the Fair Market Value of the Parent Common Stock. The Holders shall provide evidence of the Average Sales Price by providing the Company with copies of sales confirmations for the Agreement Shares along with the Holders calculations of the Average Sales Price and the Shortfall. In lieu of issuing Make Whole Shares to the Seller, the Company may elect to pay the amount of any Shortfall to the Holders in cash within ten (10) business days of receiving notice of the Shortfall from the Holders.

(f) To the extent that the Holders sell all of the Make-Whole Shares, and (i) the aggregate consideration received for all Agreement Shares and Make-Whole Shares sold by the Holders in public market transactions plus (ii) the number of Make-Whole Shares sold in non public transactions multiplied by the greater of the actual average sales price of such Make Whole Shares or the average sales price of the Agreement Shares and Make-Whole Shares sold by the Holders in public market transactions (the "Make-Whole Share Average Sales Price"), is less than the Transaction Value (as defined below), then the Company shall, promptly after receiving a request therefor from the Holders, issue additional Make-Whole Shares equal to (x) (i) the Transaction Value minus (ii) the aggregate dollar amount received by the Holders for all Agreement Shares and Make-Whole Shares sold in public market transactions, plus the product of the number of Make-Whole Shares sold by the Holders in non-public transactions multiplied by the Make-Whole Share Average Sales Price (each a "Make-Whole Shortfall"), divided by (y) the Fair Market Value of the Parent's Common Stock. The Holders shall provide evidence of the aggregate consideration received for all of the Agreement Shares and Make-Whole Shares sold by the Holders by providing the Company with copies of sales confirmations or other comparable evidence along with the Holders' calculations of the Make-Whole Shortfall. In lieu of issuing Make-Whole Shares to the Seller, the Company may elect to pay the amount of any Make-Whole Shortfall to the Holders in cash within thirty business days of receiving notice of the Make-Whole Shortfall from the Holders. The term Transaction Value means an amount which (a) is the product of the Agreement Shares sold in public market transactions multiplied by $10.00), minus (b)(i) the aggregate amount of any dividend payment made by Parent on any Agreement Shares and Make-Whole Shares, and (ii) the value of any payment made under Article 10.1 of the Stock Purchase Agreements.

(g) The Holders shall cease selling any Make-Whole Shares, and the provisions of Sections 3(e) and (f) shall terminate and be of no further force or effect, once the aggregate consideration received by the Holders for all Agreement Shares and Make-Whole Shares sold in public market transactions, plus the product of the number of Make-Whole Shares sold by the Holders in non-public transactions multiplied by the Make-Whole Share Average Sales Price equals or exceeds the Transaction Value, and shall so notify the Company in writing. If, within ten business days of receiving such notification, the Company responds to the Holders Representative in writing that it wishes to repurchase the remaining Make-Whole Shares owned by the Holders, the Company and the Holders' Representative shall set a mutually satisfactory date when the Make-Whole Shares may be sold back to the Company. The purchase price for all of the remaining Make-Whole Shares shall be an aggregate of $1.00. In the event that the Holders' Representative does not receive such a notice from the Company within the ten repurchase the entire equity interest m Targets held by the Company (the "Repurchased Participation").

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(c) In order to exercise the Call Option, the Holders must (i) comply with the terms and conditions set forth in the Escrow Agreement, and (ii) within 5 business days from the end of any period set out in Annex 6 hereto or the date the Company notifies the Holder that the Registration Statement will not go effective, provide the Escrow Agent with a repurchase notice confirming either that the Target Dollar Value of Shares To Be Sold has not been reached and the amount that the Agreement Shares and Make-Whole Shares have been sold for, including satisfactory documentation as to the sale price of the Agreement Shares and Make-Whole Shares or that the SEC has informed the Company that the registration statement may not go effective (the "Repurchase Notice"). Upon receipt of the Repurchase Notice, the Escrow Agent shall deliver a copy of the Repurchase Notice to the Company. If the Company does not object to the Repurchase Notice within 7 business days of the date of receipt of the Repurchase Notice, then the Escrow Agent shall proceed to the closing of the Repurchased Participation according to the terms and conditions of the Escrow Agreement.

(d) In accordance with the terms of the Escrow Agreement, the closing of any purchase and sale of the Repurchased Participation shall take place no later than thirty (30) business days following receipt by the Company of the Repurchase Notice.

(e) In the event that any bankruptcy, insolvency, receivership, liquidation or other similar proceedings is commenced by or against Parent or LuxCo, or a trustee, receiver, liquidator, or custodian is appointed for Parent or LuxCo, or Parent or LuxCo make a general assignment for the benefit of creditors, the Holders' Representative may direct the Escrow Agent to transfer the Escrow Units to Holders' Representative in exchange for the Option Consideration (as defined below). Upon receipt of such an instruction from the Holders', the Escrow Agent shall advise Parent and LuxCo of such instruction, and, no earlier than 5 business days after notifying Parent and LuxCo, without any further action by LuxCo or Parent, transfer the Escrow Units to Holders' Representative in exchange for the Option Consideration.

(f) At the closing of the transactions pursuant to this Section 6, the Escrow Agent, (i) shall deliver to a notary public indicated by Holders' Representative the in-evocable Power of Attorney delivered to Escrow Agent pursuant to the Escrow Agreement to effect the transfer of the Repurchased Participation in the corporate books of the Targets, and (ii) shall transfer to the Company (x) the entire amount the Holders have received by the sale of the Agreement Shares and Make Whole Shares in public market or private transactions, if any, less (i) the Tax Franchise Amount, (ii) the transaction costs demonstrably incurred by Holders in selling the Agreement Shares, (iii) the Escrow Agent costs, and (y) any remaining Agreement Shares or Make-Whole Shares held by the Holders (the "Option Consideration").

(g) Provided effectiveness of the registration statement, notwithstanding anything in this Section 6 to the contrary, the Call Option may not be exercised for an applicable period in the event that the dollar amount of all shares traded for such period is equal to or in excess of the Target Dollar Value of Shares To Be Sold for such period.

With a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Ave.

New York, NY 10154

USA

Attn: Mitchell Nussbaum

(b) If to Holder:

Francesco Rotondi

c/o LabLaw Studio legale

Corso Europa, 22

Milan, Italy 20122

Telecopy: +39 02.30.311.431

With a copy (which shall not constitute notice) to:

Studio Associato R&P Legal - Rossotto, Colombatto & Partners

Piazzale Luigi Cadoma n. 4

20123 Milano

Attention: Claudio Elestici

Telecopy: +39 02 8807222

or to such other address as any party may have furnished to the others in writing in accordance herewith.

10. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

11. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

12. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

13. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PRIME ACQUISITION CORP. By: /s/ Diana Liu Name: Diana LIU Title: CEO PRIME BHN LUXEMBOURG S.AR.L. By: /s/ William Yu Name: William Yu Title: Manager

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ANNEX 6

TARGETS FOR THE SALE OF AGREEMENT SHARES

Sellers of SEBA and NOVA

TIME ELAPSED AFTER EFFECTIVENESS OF REGISTRATION STATEMENT RELATING TO RESALE OF THE SHARES	TARGET DOLLAR VALUE OF SHARES To BE SOLD
3 months	33%
6 months	66%
9 months	100%

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